Exhibit 15.2

RSM Richter Chamberland LLP

RSM Richter Chamberland LLP
2, Place Alexis Nihon
Montréal (Québec) H3Z 3C2
Téléphone / Telephone : (514) 934-3400
Télécopieur / Facsimile : (514) 934-3408
www.rsmrch.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Comamtech Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-102792) and the Registration Statement on Form F-3 (No. 333-117794) of Comamtech Inc. of our Independent Registered Public Accounting Firm’s Report dated March 27, 2009, except for note 5 which is dated June 30, 2009, which appear in this Annual Report to shareholders on Form 20-F.

s/s RSM Richter Chamberland LLP
Chartered Accountants
Montreal, Canada
March 31, 2011